Chief Executive Officer
                 Severance Plan


                 Morgan Products Ltd.

                 October 1997





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Contents





Article 1. Establishment, Term, and Purpose                                  1

Article 2. Definitions                                                       1

Article 3. Participation                                                     5

Article 4. Severance Benefits Other Than Upon a Change in Control            5

Article 5. Severance Benefits Upon a Change in Control                       7

Article 6. Excise Tax                                                        9

Article 7. The Company's Payment Obligation                                 11

Article 8. Legal Remedies                                                   11

Article 9. Withholding                                                      11

Article 10. Outplacement Assistance                                         12

Article 11. Noncompetition                                                  12

Article 12. Successors and Assignment                                       13

Article 13. Miscellaneous                                                   13





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Morgan Products Ltd.
Chief Executive Officer Severance Plan


      Article 1. Establishment, Term, and Purpose

      1.1 Establishment of the Plan. Morgan Products Ltd. (hereinafter referred to as the "Company") hereby establishes a severance plan to be known as the "Morgan Products Ltd. Chief Executive Officer Severance Plan" (the "Plan"). The Plan provides severance benefits to the Chief Executive Officer of the Company (the "Participant") upon a termination of employment from the Company, including termination of employment as a result of a Change in Control of the Company. The Plan is intended to supersede any and all plans, programs, or agreements providing for severance- related payments. This specifically includes, but is not limited to the Morgan Products Ltd. Special Severance/Retention Plan for Executive Officers and any employment agreement discussing the Participant's compensation with the Company.

      1.2 Term of the Plan. This Plan will commence upon September 8, 1997 (the "Effective Date") and shall continue in effect for three (3) full calendar years. However, at the end of such three (3) year period and, if extended, at the end of each additional year thereafter, the term of this Plan shall be extended automatically for one (1) additional year, unless the Committee delivers written notice six (6) months prior to the end of such term, or extended term, to the Participant, that the Plan will not be extended, provided, however, that in the event a Change in Control occurs during the original or any extended term, this Plan will remain in effect for the longer of: (i) twelve
(12) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Participant.

      In the event the term of the Plan is not extended for any reason, the Plan will terminate at the end of the term, or extended term, then in progress, and the Participant will be deemed terminated by the Company without Cause on such date.

      1.3 Purpose of the Plan. The purpose of the Plan is to provide the Chief Executive Officer of the Company financial security in the event of a termination of employment from the Company, including termination of employment as a result of a Change in Control of the Company.

Article 2. Definbitions

      Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

      2.1 "Base Salary" means an amount equal to the Participant's base annual salary as of the date of a termination. For this purpose, "Base Salary" shall not include bonuses, long-term incentive compensation, or any remuneration other than base annual salary.

      2.2 "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.


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      2.3   "Beneficiary" means the persons or entities designated or deemed designated by the Participant pursuant to Section 13.2 herein.

      2.4   "Board" means the Board of Directors of the Company.

      2.5 "Cause" shall mean the occurrence of any one or more of the following:

            (a) The willful and continued failure by the Participant to substantially perform his normal duties (other than any such failure resulting from the Participant's Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Committee believes that the Participant has not substantially performed his duties, and the Participant has failed to remedy the situation within thirty (30) business days of receiving such notice; or

            (b) The Participant's conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or

            (c) The willful engaging by the Participant in gross negligence materially and demonstrably injurious to the Company, as determined by the Committee. However, no act, or failure to act on the Participant's part, shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

      2.6 "Change in Control" shall mean the occurrence of any one or more of the following:

            (a) Any transaction or series of transactions which, within a twelve (12) month period, constitute a change of management or control, which shall be deemed to have occurred whenever:

                  (i) At least thirty-five percent (35%) of the then outstanding shares of Common Stock of the Company are, for cash, property (including, without limitation, stock in any corporation), or indebtedness, or any combination thereof, redeemed by the Company or purchased by any person(s), firm(s) or entity(ies), or exchanged for shares in any other corporation whether or not affiliated with the Company, or any combination of such redemption, purchase or exchange; or

                  (ii) During any period of two (2) consecutive years (not including any period prior to the execution of this severance policy), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was approved by a vote of

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                        at least two-thirds (2/3) of the Directors then still in
                        office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

                  (iii) The stockholders of the Company approve:

                        (A)   A plan of complete liquidation of the Company; or

                        (B) An agreement for the sale or disposition of all or substantially all the Company's assets; or

                        (C) A merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty- five percent (65%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

            (b) Any substantial equivalent of any such redemption, purchase, exchange, transaction or series of transactions, acquisition, merger or consolidation, which the Board of Directors reasonably determines constitutes such a change of management or control.

            (c) Solely with respect to the president of a division of the Company, the sale or disposition of all or substantially all of the assets of the division, other than a disposition to an entity controlled by the Company. For purposes of the foregoing definition the term "control" shall have the meaning ascribed thereto under the Exchange Act, as amended, and the regulations thereunder, and the term "management" shall mean both the Chief Executive Officer and the Chief Operating Officer of the Company.

      2.7 "Change in Control Severance Benefits" means the payment of severance compensation as provided in Article 5 herein.

      2.8 "Code" means the United States Internal Revenue Code of 1986, as amended.

      2.9 "Committee" means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.


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      2.10  "Company" means Morgan Products Ltd., a Delaware corporation
            (including any and all subsidiaries), or any successor thereto as provided in Article 12 herein.

      2.11 "Disability" means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice, provided, however, that the Participant must be entitled to disability benefits under the Company-sponsored disability plans or programs

      2.12 "Effective Date" means the date this Plan is approved by the Board, or such other date as the Board shall designate in its resolution approving this Plan.

      2.13 "Effective Date of Termination" means the date on which a termination occurs which triggers the payment of Severance Benefits or Change in Control Severance Benefits hereunder.

      2.14 "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

      2.15 "Good Reason" means, without the Participant's express written consent, the occurrence of any one or more of the following:

            (a) Any material reduction in the Participant's Base Salary below the amount in effect as of the Effective Date (including all increases following the Effective Date).

            (b) Any significant reduction in the Participant's benefits package, except in the case of a reduction which similarly applies to all executives on a nondiscriminatory basis.

            (c) Any material reduction in the Participant's long-term incentive opportunity with the Company.

            (d) Any assignment of new duties that requires the Participant to relocate his domicile more than fifty (50) miles from the Company's current headquarters.

            (e)   Any dissolution or liquidation of the Company.

            (f) Any significant reduction or diminution in the duties, responsibilities, or position of the Participant from that in effect as of the Effective Date (including subsequent increases in duties, responsibilities, or position), provided that the sale of a Company division will not automatically be deemed to result in the significant reduction or diminution in the duties, responsibilities, or position of the Participant without a specific showing of such reduction or diminution.

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                  The Participant's right to terminate employment for Good
                  Reason shall not be affected by the Participant's incapacity due to Disability. The Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

      2.16 "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated.

      2.17  "Participant" means the Chief Executive Officer of the Company.

      2.18 "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

      2.19  "Plan" has the meaning ascribed to such term in Section 1.1 hereof.

      2.20 "Retention Period" means the period of time beginning on the Effective Date of this Plan, and ending on the earlier to occur of:
            (a) the termination of the Plan; or (b) six (6) months prior to the effective date of a Change in Control.

      2.21 "Retirement" means a voluntary termination of the Participant's employment other than for Good Reason following the time when: (a) the Participant has attained age sixty-two (62); or (b) the Participant has attained age fifty-five (55) and has completed at least seven (7) full years of continuous service with the Company.

      2.22 "Severance Benefits" means the payment of severance compensation as provided in Article 4 herein.

Article 3. Participation

      The Chief Executive Officer of the Company shall be eligible to participate in the Plan.

Article 4. Severance Benefits Other Than Upon a Change in Control

      4.1 Right to Severance Benefits. Subject to the provisions herein, the Participant shall be entitled to receive from the Company Severance Benefits as described in Section 4.2 herein, if, during the Retention Period, the Participant's employment with the Company shall be terminated by the Company without Cause, or voluntarily by the Executive for Good Reason.

      The Participant shall not be entitled to receive Severance Benefits under
Section 4.2 hereof if he is terminated for Cause, or if his employment with the Company ends due to death, Disability, Retirement, or due to a voluntary termination of employment by the Participant without Good Reason.

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      4.2 Description of Severance Benefits. In the event that the Participant becomes entitled to receive Severance Benefits, as provided in Section 4.1 herein, the Participant shall receive the following Severance Benefits:

            (a) Two (2) times the sum of: (i) the Participant's Base Salary; and (ii) the greater of: (a) the Participant's average annual bonus earned over the three (3) full fiscal years prior to the Effective Date of Termination; or (b) the Participant's target annual bonus established for the bonus plan year in which the Participant's Effective Date of Termination occurs.

            (b) An amount equal to the Participant's unpaid targeted annual bonus, established for the plan year in which the Participant's Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365).

            (c) A continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance (at a coverage level elected by the Participant, up to $2,000,000) until the Participant and his spouse shall either attain age 70 or become eligible for Medicare, whichever is earlier. These welfare benefits shall be provided to the Participant at the Company's premium cost as in effect as of the Participant's Effective Date of Termination.

                  However, in the event the premium cost shall hange for all employees of the Company, the cost, likewise, shall change for the Participant in a corresponding manner.

            (d) A cash payment of vacation earned prior to the Effective Date of Termination, but not taken by the Participant.

            (e) All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company.

      4.3 Termination Due to Disability. If the Participant's employment is terminated due to Disability during the term of this Plan, the Participant shall receive his Base Salary and accrued vacation through the Effective Date of Termination and continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance (at a coverage level elected by the Participant, up to $2,000,000) until the Participant and his spouse shall either attain age 70 or become eligible for Medicare, whichever is earlier. These benefits shall be provided to the Participant at the Company's premium cost as in effect as of the Participant's Effective Date of Termination. All other benefits provided to the Participant shall be determined in accordance with the Company's disability, retirement, insurance, and other applicable plans and programs then in effect.

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      4.4 Termination Due to Retirement or Death. If the Participant's
employment is terminated by reason of Retirement or death, the participant or, where applicable, the Participant's Beneficiaries, shall receive the Participant's Base Salary and accrued vacation through the Effective date of Termination, and continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance (at a coverage level elected by the Participant, up to $2,000,000) until the Participant and his spouse shall either attain age 70 or become entitled to Medicare, whichever is earlier. These benefits shall be provided to the Participant at the Company's premium cost as in effect as of the Participant's Effective Date of Termination. All other benefits provided to the Participant or Participant's Beneficiaries shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect; provided, however, that the Committee, at its sole discretion, shall have the authority to provide for full or partial payout in connection with a termination of employment by reason of Retirement or death.

      4.5 Termination for Cause or by the Participant Other Than for Good Reason. If the Participant's employment is terminated either: (a) by the Company for Cause; or (b) by the Participant other than for Good Reason, the Company shall pay the Participant his unpaid Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Participant under this Plan.

      4.6 Notice of Termination. Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by Notice of Termination at least sixty (60) days prior to the date on which such termination shall be effective.

      4.7 Form and Timing of Severance Benefits. All cash payments set forth in this Article 4 shall be made in one (1) lump sum, within forty-five (45) days after the Effective Date of Termination.

Article  5. Severance Benefits upon Change in Control

      5.1 Right to Change in Control Severance Benefits. The Participant shall be entitled to receive from the Company Change in Control Severance Benefits, as described in Section 5.2 herein, if there has been a Change in Control of the Company and if, within the six (6) full calendar month period prior to the effective date of a Change in Control, or within twelve (12) calendar months following the effective date of a Change in Control, the Participants employment with the Company shall end as a result of either an involuntary termination of the Participant's employment by the Company for reasons other than Cause, or by voluntary termination by the Participant for Good Reason.

      The Participant shall not be entitled to receive Change in Control Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, Disability, or Retirement, or due to a voluntary termination of employment by the Participant without Good Reason.

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      5.2   Description of Change in Control Severance Benefits. In the event that the Participant becomes entitled to receive Change in Control Severance Benefits, as provided in Section 5.1 herein, the Company shall pay to the Participant and provide him with the following:

            (a) An amount equal to three (3) times the sum of (i) the Participant's Base Salary; and (ii) the greater of: (a) the Participant's average annual bonus earned over the three (3) full fiscal years prior to the Effective Date of Termination; or (b) the Participant's target annual bonus established for the bonus plan year in which the Participant's Effective Date of Termination occurs.

            (b) An amount equal to the Participant's unpaid Base Salary and accrued vacation pay through the Effective Date of Termination.

            (c) An amount equal to the Participant's unpaid targeted annual bonus, established for the plan year in which the Participant's Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365).

            (d) A continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance (at a coverage level elected by the Participant up to $2,000,000) until the Participant and his spouse shall either attain age 70 or become entitled to Medicare, whichever is earlier. These benefits shall be provided to the Participant at the Company's premium cost as in effect as of the Participant's Effective Date of Termination.

                  However, in the event the premium cost shall change for all employees of the Company, the cost likewise, shall change for the Participant in a corresponding manner.

            (e) All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company.

      5.3 Termination for Disability. Following a Change in Control of the Company, if the Participant's employment is terminated due to Disability, the Participant shall receive his Base Salary and accrued vacation through the Effective Date of Termination, and continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance (at a coverage level elected by the Participant, up to $2,000,000) until the Participant and his spouse shall either attain age 70 or become entitled to Medicare, whichever is earlier. These benefits shall be provided to the Participant at the Company's premium cost as in effect as of the Participant's Effective Date of Termination. All other benefits provided to the Participant shall be determined in accordance with the Company's disability, retirement, insurance, and other applicable plans and programs then in effect.

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      5.4 Termination for Retirement or Death. Following a Change in Control of
the Company, if the Participant's employment is terminated by reason of his Retirement or death, the Participant, or where applicable, the Participant's Beneficiaries, shall receive the Participant's Base Salary and accrued vacation through the Effective Date of Termination, and continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance (at a coverage level elected by the Participant, up to $2,000,000) until the Participant and his spouse shall either attain age 70 or become entitled to Medicare, whichever is earlier. These benefits shall be provided to the Participant at the Company's premium cost as in effect as of the Participant's Effective Date of Termination. All other benefits provided to the Participant or the Participant's Beneficiaries shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect.

      5.5 Termination for Cause or by the Participant Other Than for Good Reason or Retirement. Following a Change in Control of the Company, if the Participant's employment is terminated either: (i) by the Company for Cause; or
(ii) by the Participant (other than for Retirement) and other than for Good Reason, the Company shall pay the Participant his full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Participant under this Plan.

      5.6 Notice of Termination. Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by Notice of Termination at least sixty (60) days prior to the date on which such termination shall be effective.

      5.7 Form and Timing of Change in Control Severance Benefits. The Change in Control Severance Benefits described in Sections 5.2(a), (b), and (c) herein shall be paid in cash to the Participant in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.


Article 6. Excise Tax

      6.1 Excise Tax Equalization Payment. In the event that the Participant becomes entitled to severance benefits or any other payment or benefit under this Plan, or under any other agreement with or plan of the Company (in the aggregate, the "Total Payments"), if any of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Participant in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Participant after deduction of any Excise Tax upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 6.1 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Participant as soon as practical following the effective date of termination, but in no event beyond thirty (30) days from such date.

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      6.2 Tax Computation. For purposes of determining whether any of the Total
Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

            (a) Any other payments or benefits received or to be received by the Participant in connection with a Change in Control of the Company or the Participant's termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Company, or with any person (which shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, including a "group" as defined in Section 13(d) therein) whose actions result in a Change in Control of the Company or any person affiliated with the Company or such persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company's independent auditors and acceptable to the Participant, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

            (b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

            (c) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

      For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence on the effective date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

      6.3 Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 6.2 herein so that the Participant did not receive the greatest net benefit, the Company shall reimburse the Participant for the full amount necessary to make the Participant whole, plus a market rate of interest, as determined by the Committee.

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Article 7. Outplacement Assistance

      Following a termination of employment in which Severance Benefits or Change in Control Severance Benefits are payable hereunder, the Participant shall be reimbursed by the Company for the costs of all outplacement services obtained by the Participant within the two (2) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Participant's Base Salary as of the effective date of termination.


Article 8. The Company's Payment Obligation

      8.1 Payment Obligations Absolute. The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Participant or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company

      The Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Sections 4.2(c) and 5.2(d) herein.


      8.2 Contractual Rights to Benefits. This Plan establishes and vests in the Participant a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.


Article 9. Legal Remedies

      9.1 Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Participant as a result of the Company's refusal to provide the Severance Benefits or Change in Control Severance Benefits to which the Participant becomes entitled under this Plan, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Plan, or as a result of any conflict between the parties pertaining to this Plan; provided, however, that the Company shall be reimbursed by the Participant for all such fees and expenses in the event the Participant fails to prevail with respect to any one (1) material issue of dispute in connection with such legal action.


      9.2 Arbitration. Subject to the following sentences, the Participant shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Plan settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect. The

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Participant shall not have the right to elect to have any dispute which arises under Article 11 of this Plan settled by arbitration, but rather, the Company or the Participant shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding hereunder.

      Except as provided above for claims or disputes under Article 11, judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be borne by the Company; provided, however, that the Company shall be reimbursed by the Participant for all such fees and expenses in the event the Participant fails to prevail with respect to any one (1) material issue of dispute in connection with such legal action.

Article 10. Withholding

      The Company shall be entitled to withhold from any amounts payable under this Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes).

Article 11. Noncompetition

      11.1 Prohibition on Competition. Without the prior written consent of the Company, during the term of this Plan, and for a period of two (2) years following the payment of Severance Benefits or Change in Control Severance Benefits under this Plan, the Participant shall not, as an employee or an officer, engage directly or indirectly in any business or enterprise which is in competition with the Company or its successors or assigns. For purposes of this Plan, a business or enterprise will be deemed to be in competition if it is engaged in any significant business activity of the Company or its subsidiaries within the United States of America.

      However, the Participant shall be allowed to purchase and hold for investment less than two percent (2%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.

      11.2 Disclosure of Information. The Participant recognizes that he has access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of his duties as an employee of the Company. The Participant will not, during or after the term of their employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes.

      11.3 Covenants Regarding Other Employees. During the term of this Plan, and during the period ending two (2) years following the payment of Severance Benefits or Change in Control Severance Benefits under this Plan, the Participant agrees not to attempt to induce any employee of the Company to terminate his employment with the Company, accept employment with any competitor of the Company, or to interfere in a similar manner with the business of the Company.

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

Article 12. Successors and Assignment

      12.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company's obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Plan and shall entitle the Participant to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

      12.2 Assignment by the Participant. This Plan shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Participant dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan, to the Participant's Beneficiary. If the Participant ha not named a Beneficiary, then such amounts shall be paid to the Participant's devisee, legatee, or other designee, or if there is no such designee, to the Participant's estate.


Article 13. Miscellaneous

      13.1 Beneficiaries. The Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits or Change in Control Severance Benefits owing to the Participant under this Plan. Such designation must be in the form of a signed writing acceptable to the Committee. The Participant may make or change such designations at any time.

      13.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the feminine shall include the masculine; the plural shall include the singular, and the singular shall include the plural.

      13.3 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

      13.4 Modification. No provision of this Plan may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Participant and by an authorized member of the Committee, or by the respective parties' legal representatives and successors.

     13.5 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Illinois, shall be the controlling law in all matters relating to this Plan.

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